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                                                                  EXHIBIT 10.8.2


                               December 15, 1995


[See Schedule A]

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Rexene Corporation
5005 LBJ Freeway, Suite 500
Dallas, Texas  75244

Dear _____:

         This letter shall serve as an agreement between Rexene Corporation ("Rexene") and you regarding the payment of certain severance compensation in various termination situations, all as described below:

                 1. If Rexene terminates your employment without cause, then Rexene shall pay you within ten business days of such termination severance compensation equal to one year of your then current base salary.

                 2. If your employment is terminated without cause after a change of control in Rexene, or if you voluntarily resign your employment after such a change in control because as a condition to continued employment with Rexene or any successor to either Rexene or any or part of its business or assets (a "Successor"), you are required to (i) relocate outside the continental United States, (ii) relocate within the continental United States without relocation assistance at least equal that provided under the Rexene relocation policy then in effect, (iii) accept a reduction in your base salary, or (iv) accept a position of lesser responsibility or authority than you had prior to the change in control, then Rexene shall pay or cause a Successor to pay you within ten business days after the effective date of such termination or voluntary resignation severance compensation equal to three times your then current annual base salary less one dollar. Such payment shall be in lieu of and not in addition to the severance compensation set forth in the preceding paragraph.

                 3. If you voluntarily resign your employment after a change in control because as a condition to continued employment with Rexene or any Successor, you are required to relocate within the continental United States even though you are offered relocation assistance at least equal that provided under the Rexene relocation policy then in effect, then Rexene shall pay or cause a Successor to pay you within ten business days after the effective date of voluntary resignation severance compensation equal to one and one-half (1.5) times your then current annual base salary. Such payment shall be in lieu of and not in addition to the severance compensation set forth in paragraph 1 above.

         For purposes of this letter agreement, the terms "termination without cause," "cause" and "change of control in Rexene" shall be defined as set forth in Exhibit A which is attached hereto and incorporated herein.
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December 15, 1995
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         The payment of severance compensation under this letter agreement would be conditional upon your executing and delivering to Rexene or a Successor its then standard form settlement agreement and general release.

         THIS LETTER AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

         If any provision of this letter agreement is found to be illegal, invalid or unenforceable, then such provision shall be replaced if possible by a substitute provision as close thereto as is legal, valid and enforceable, and in any event, the remaining provisions of this letter agreement shall not terminate but shall be considered to continue in full force and effect.

         This letter agreement constitutes the entire agreement between Rexene and you with respect to the subject matter hereof, and it supersedes all prior or contemporaneous negotiations, understandings and agreements, written or oral, between us. This letter agreement may not be modified or amended or any provision hereof waived except pursuant to a written document duly signed by both Rexene and you.

         If the foregoing is acceptable to you, please sign this letter below and return to me. A duplicate original is enclosed for your records.

                                               Very truly yours,

                                               REXENE CORPORATION



                                               By:
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AGREED TO AND ACCEPTED:


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                                   EXHIBIT A
                                       to
                    Letter Agreement Dated December 15, 1995
                                    Between
                             Rexene Corporation and



         1.      Cause.  "Cause" shall mean any of the following:

                 (a) conduct involving moral turpitude or fraud, regardless of the context, which conduct shall be conclusively presumed if you are convicted of or enter a plea of nolo contendere or similar plea as to a crime involving moral turpitude or fraud,

                 (b) repeated intoxication by alcohol or drugs during the performance of your duties,

                 (c) malfeasance in the conduct of your duties, including misuse or diversion of Rexene's funds, embezzlement or willful and material misrepresentations or concealments on any reports submitted to Rexene.

                 (d) repeated material failure by you to perform your duties as an officer, or

                 (e) material failure to follow or comply with the reasonable and lawful directives of the Board of Directors or the written policies of Rexene.

         2. Change of Control in Rexene. A "change of control in Rexene" shall mean any one of the following:

                 (a) Continuing Directors no longer constitute at least two-thirds of the Directors constituting the Board (the terms "Continuing Directors," "Directors," and the "Board" being used as defined below);

                 (b) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934), together with its affiliates, becomes the beneficial owner, directly or indirectly, of 20% or more of Rexene's then outstanding common stock or 20% or more of the voting power of Rexene's then outstanding securities entitled generally to vote for the election of Directors;

                 (c) the occurrence of or the approval by Rexene's stockholders of the merger or consolidation of Rexene with any other corporation, the sale of any substantial portion of the assets of Rexene or the liquidation or dissolution of Rexene unless, in the case of a merger or consolidation, the Continuing Directors in office immediately prior to such merger or consolidation will constitute at least two-thirds of the directors constituting the board of directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of such corporation; or
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                 (d)      at least a majority of the Continuing Directors in
         office immediately prior to any other action taken or proposed to be taken by Rexene's stockholders or by the Board determines that such action constitutes, or that such proposed action, if taken, would constitute, a Change of Control of Rexene and such action is taken.

         For the purposes of section 2 of this Exhibit, "Board" means the board of directors of Rexene, "Director" means a member of the Board, and "Continuing Director" means any person who is either (i) a Director on the date hereof, or
(ii) was designated as Continuing Director by a majority of the Continuing Directors.

         3. Termination Without Cause. "Termination without cause" means any involuntary separation for any reason except for a "cause" or a "change in control in Rexene."





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                                   SCHEDULE A

Andrew J. Smith
Lavon N. Anderson
Geff Perera
Jack E. Knott
Jonathan R. Wheeler
James M. Ruberto
Bernard J. McNamee





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